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                                                                    Exhibit 12.1

                          TEXTRON FINANCIAL CORPORATION
                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                Six months ended
                                                                   June 30, 2001
                                                                ----------------


Income before income taxes and distributions on preferred               $ 85,649
securities                                                      ----------------

Fixed Charges:

Interest on debt                                                         147,758

Estimated interest portion of rents                                        1,233
                                                                ----------------
Total fixed charges                                                      148,991

                                                                ----------------
Adjusted Income                                                          234,640

Ratio of earnings to fixed charges                                         1.57x
                                                                ================


The ratio of earnings to fixed charges has been computed by dividing income before income taxes and distributions on preferred securities and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.